Exhibit 1.1

ARTICLES OF INCORPORATION OF NIDEC CORPORATION

Chapter 1. General Provisions

(Trade Name)

Article 1. The Company shall be called NIPPON DENSAN KABUSHIKI KAISHA.

2. The Company shall be called NIDEC CORPORATION in English.

(Objects)

Article 2. The Objects of the Company shall be to engage in the following businesses:

(1) Manufacture and sale of electric machinery, equipment, and tools.

(2) Manufacture and sale of a variety of electronic machine parts and components.

(3) Manufacture and sale of factory automation systems such as industrial robotic machines.

(4) Manufacture and sale of speed controlling devices, technical art tools, and measurement tools

(5) Manufacture and sale of forging and stamping machine.

(6) Manufacture and sale of high-precision press processed products.

(7) Manufacture and sale of die mold for stamping.

(8) Manufacture and sale of other machinery, equipment and tools.

(9) Non-life insurance agency business and activities relating to life insurance solicitation.

(10) Sale, purchase, leasing, renting and management of real property and acting as intermediary therein.

(11) Sale of books, stationery, teaching equipment & material and telecommunication equipment.

(12) Agency of travel and advertising.

(13) Any and all businesses incidental or relating to any of the foregoing items.

(Location of head office)

Article 3. The Company shall have its head office in Kyoto.

(Method of giving public notice)

Article 4. Publication by the Company shall be made by electronic publication.  Provided, however, in case of an accident or other inevitable cause that prevents the electronic publication, the publication shall be made in Nihon Keizai Shimbun.

総務03 定款 Exhibit 01.1（2005).doc

Chapter 2. Shares

(Total number of shares to be issued by the Company)

Article 5. The total number of shares authorized to be issued by the Company shall be 240 million shares.

(Shares Repurchase)

Article 6. Pursuant to Article 211-3, Clause 1, No.2 of the Commercial Code, the company may, by resolution of the Board of Directors, purchase shares to be held as treasury shares..

(Non-issue of share-certificates indicating a number of shares less than one unit)

Article 7. The number of shares to constitute one unit of shares of the Company shall be 100.

2. The Company shall not issue share-certificates indicating a number of shares less than one unit.

(Transfer agent)

Article 8. The Company shall have a transfer agent with respect to shares.

2. The transfer agent and its business offices shall be selected by resolution of the Board of Directors and public notice shall be given of such matters.

3. The register of shareholders and the register of virtual shareholders of the Company (hereinafter called the register of shareholders, etc.,) and the register of lost shares are kept at the transfer agent office and the registration of a transfer of shares in the register of shareholders, purchase of shares constituting less than one unit, the registration of lost shares in the register of shares and other business relating to shares, shall be handled by the transfer agent and not by the Company.

(Share Handling Regulations)

Article 9. The denomination of share certificates, the registration of a transfer of shares in the register of shareholders, purchase of shares constituting less than one unit, the registration of lost shares in the register of shares and other handling relating shares, shall be governed by the Share Handling Regulations to be established by the Board of Directors.

(Date to determine entitled shareholders and pledgees)

Article.10 The shareholders entitled to exercise their rights at the ordinary general meeting of shareholders relating to the closing of accounts shall be the final shareholders appearing or being recorded in the register of shareholders, etc., as of march 31 in each year.

2. In addition to the preceding paragraph, if the Company needs, by the Board of Directors, it may, upon giving prior public notice, deem the final shareholders and registered pledgees appearing in the resister of shareholders, etc., as of a specified date, to be the shareholders or the registered pledgees who are entitled to exercise their rights.

Chapter 3. General Meeting of Shareholders

(Convening)

Article 11. The ordinary general meeting of shareholders of the Company shall be convened in June in each year and the extraordinary general meeting of shareholders shall be convened whenever the necessity arises.

(Person to convene meeting and chairman of meeting)

Article 12. Unless otherwise provided in laws, a general meeting of shareholders shall be convened by the President, who shall act as chairman of such meeting.

2. If the President is unable to act, another Director shall act in his place as provided by the Board of Directors.

(Method of adopting resolution)

Article 13. Unless otherwise provided in laws, ordinances, or these Articles of Incorporation, resolutions of a general meeting of shareholders shall be adopted by a majority of the votes of the shareholders present.

2. The resolution under Commercial Code Article 343, Clause 1 is made subject to attendance of shareholders having more than one third of voting rights of the all shareholders and is made by the majority of more than two third of the exercised voting rights.

(Exercise of voting rights by proxy)

Article 14. Shareholders may exercise their voting rights by delegating the power to other shareholders who are entitled to vote, provided that the shareholder or the proxy shall present, at each general meeting of shareholders, the Company the letter to entitle to vote.

Chapter 4.  Directors and Board of Directors

(Number of Directors)

Article 15. The Company shall have not more than 20 Directors.

(Election of Directors)

Article 16. Directors shall be elected at a general meeting of shareholders. For the election of Directors, the presence of the holders of shares representing one-third or more of the voting rights of all the shareholders shall be required and the majority thereof shall be needed.

2. For the election of Directors, no cumulative voting shall be used.

総務03 定款 Exhibit 01.1（2005).doc

(Term of office of Directors)

Article 17. The term of office of Directors shall expire at the close of the ordinary general meeting of shareholders relating to the closing of accounts last to occur within one years after their assumption of office.

2. The term of office of Directors elected to increase their number or to fill vacancies shall be the same with the unexpired balance of the term of office of the other Directors currently in office.

(Representative Directors and Directors with specific titles)

Article 18. Representative Directors shall be appointed by resolution of the Board of Directors.

2. By resolution of the Board of Directors, the Company may have one board Chairman, one President and one or more Executive Vice Presidents, Senior Managing Directors and Managing Directors.

(Person to convene the Board of Directors and chairman of meeting)

Article 19. Unless otherwise provided in laws, the Board of Directors shall be convened by the President who shall be chairman of the meeting.

2. If the President is unable to act, another Director shall act in his place as provided by the Board of Directors.

(Notice of meeting of the Board of Directors)

Article 20. Notice for convening a meeting of the Board of Directors shall be dispatched to each Director and each Corporate Auditor three days prior to the date of the meeting; provided, however, that such period of notice may be shortened in case of urgency.

(Resolution of the Board of Directors)

Article 21. For resolution of the Board of Directors, the presence of a majority of Directors shall be required. And the resolution thereof shall be adopted by a majority of Directors present.

(Remuneration for Directors)

Article 22. Remuneration for Directors shall be determined by the resolution of a general meeting of shareholders.

総務03 定款 Exhibit 01.1（2005).doc

Chapter 5. Corporate Auditors and Board of Corporate Auditors

(Number of Corporate Auditors)

Article 23. The Company shall have not more than five Corporate Auditors.

(Election of Corporate Auditors)

Article 24. Corporate Auditors shall be elected at a general meeting of shareholders. For the election of Corporate Auditors, the presence of holders of shares representing one-third or more of the voting rights of all the shareholders shall be required and the majority thereof shall be needed.

(Term of office of Corporate Auditors)

Article 25. The term of office of Corporate Auditors shall expire at the close of the ordinary general meeting of shareholders relating to the closing of accounts last to occur within four years after their assumption of office.

2. The term of office of Corporate Auditors elected to fill vacancies shall be the same with the unexpired balance of the term of the retired Corporate Auditors.

(Full-time Corporate Auditors)

Article 26. The Corporate Auditors shall appoint a full time Corporate Auditor or Corporate Auditors from among their members.

(Notice of meeting of the Board of Corporate Auditors)

Article 27. Notice for convening a meeting of the Board of Corporate Auditors shall be dispatched to each Corporate Auditor three days prior to the date of the meeting; provided, however, that such period of notice may be shortened in case of urgency.

(Resolution of the Board of Corporate Auditors)

Article 28. Unless otherwise provided in laws, for resolutions of the Board of Corporate Auditors, a majority of Corporate Auditors shall be required.

(Remuneration for Corporate Auditors)

Article 29. Remuneration for Corporate Auditors shall be determined by the resolution of a general meeting of shareholders.

総務03 定款 Exhibit 01.1（2005).doc

Chapter 6. Accounts

(Business year and date of closing of accounts)

Article 30. The business year of the Company shall begin on April 1 in each year and end on March 31 in the following year, and the last day of each business year shall be the date of closing of accounts for such business year.

(Dividend of profit and interim dividend)

Article 31. Dividend of profit shall be paid to the final shareholders or registered pledgees appearing or being recorded in the register of shareholders, etc., as of March 31 in each year.

2. The Company may, by resolution of the Board of Directors, pay dividends in money (termed “interim dividend” hereafter) as provided by Commercial Code Article 293-5 to the final shareholders or registered pledgees appearing or being recorded in the register of shareholders, etc., as of September 30 in each year.

(Period of limitations)

Article 32. The Company shall be relieved of the obligation to pay any dividend of profit or interim dividend upon expiration of three years from the day on which such dividend became first due and payable. Further the Company shall not pay any interest on dividend of profit or interim dividend.

(Time of conversion of convertible bonds)

Article 33. For the purpose of calculation of the first dividend of profit or interim dividend on shares issued upon conversion of convertible bonds, the conversion shall be deemed to have taken place on April 1,if conversion request is made from April 1 to September 30 or October 1, if conversion request is made from October 1 to March 31 of the following year.

総務03 定款 Exhibit 01.1（2005).doc